Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes (972) 673-5539

Investor Relations Carolyn Ross, (972) 673-7935
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2013 RESULTS

Reported EPS were $1.01, up 20% for the quarter. Core EPS were $0.88, up 11% for the quarter.
Year-to-date, the company returned $468 million to shareholders.
Net sales increased 1% for the quarter and year-to-date.
Company reaffirms full year 2013 Core EPS in the $3.04 to $3.12 range.
Plano, TX, Oct. 23, 2013 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2013 EPS of $1.01 compared to $0.84 in the prior year period. Excluding unrealized commodity mark-to-market gains in both years and certain items affecting comparability in the current year, Core EPS were $0.88 compared to $0.79 in the prior year period. Year-to-date, the company reported earnings of $2.28 per diluted share compared to $2.15 per diluted share in the prior year period. Excluding certain items affecting comparability and unrealized commodity mark-to-market impacts in both years, Core EPS were $2.25 compared to $2.10 in the prior year period.

For the quarter, reported net sales increased 1% reflecting 3 percentage points of positive mix and pricing, partially offset by a 1% sales volume decline and higher discounts. Reported segment operating profit (SOP) increased 5%, or $18 million, due to a year-over-year LIFO benefit of $14 million, ongoing productivity improvements, a favorable adjustment to a previously disclosed legal provision and lower people costs primarily driven by favorable costs associated with our insurance programs. These benefits were partially offset by commodity cost increases, principally sweeteners.

Reported income from operations for the quarter was $300 million, including a $1 million unrealized commodity mark-to-market gain. Reported income from operations was $308 million in the prior year period, including $18 million of unrealized commodity mark-to-market gains.

Year-to-date, reported net sales increased 1% and reported income from operations was $782 million, including $13 million of unrealized commodity mark-to-market losses. Reported income from operations was $800 million in the prior year period, including $18 million of unrealized commodity mark-to-market gains.

DPS President and CEO Larry Young said, “We continue to operate in an extremely challenging environment, with significant pressures in the CSD category now impacting both regular and diet products. Against this backdrop, our teams remained committed to executing our strategy and we continued to gain volume share while holding value share in the CSD category.”

Young added, “We’ve continued to invest in our brands for their long-term success, and I’m encouraged at this early date with the performance of our Core 4 TEN platform as research tells us that it is bringing consumers back to the category. Rapid Continuous Improvement continues to drive meaningful results and is enabling us to build an improved operating platform. With our portfolio of consumer-loved brands, our strong execution focus and our continuous improvement mindset, I am confident we can deliver our profit goals for 2013.”

EPS reconciliation	Third Quarter			Year-to-Date
	2013	2012	Percent Change	2013	2012	Percent Change
Reported EPS	$1.01	$0.84	20	$2.28	$2.15	6
Unrealized commodity mark-to-market net loss	—	(0.05)		0.04	(0.05)

Items affecting comparability
Separation related	(0.13)	—		(0.07)	—
Litigation Provision	(0.02)	—		(0.02)	—
Workforce Reduction Costs	0.02	—		0.02	—
Foreign deferred tax benefit	—	—		—	(0.02)
Depreciation adjustment on capital lease	—	—		—	0.02
Core EPS	$0.88	$0.79	11	$2.25	$2.10	7
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2013 results	As Reported		Currency Neutral
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	—	(2)	—	(2)
Sales Volume	(1)	(3)	(1)	(3)
Net Sales	1	1	1	—
SOP	5	3	5	2
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume was flat with carbonated soft drinks (CSDs) flat and non-carbonated beverages (NCBs) declining 1%.

In CSDs, Dr Pepper volume decreased 1%, as the CSD category continued to face significant headwinds. Our Core 4 brands, which include TEN were flat as a high-single digit increase in Canada Dry was offset by mid-single digit declines in 7UP and Sunkist soda and a low-single digit decrease in A&W. Peñafiel increased double-digits, and Crush and Sun Drop both experienced high-single digit declines. Fountain foodservice volume was flat, cycling 2% volume growth in the prior year period.

In NCBs, Hawaiian Punch volume declined 6%. This decline was partially offset by a 4% increase in Snapple and a 1% increase in Mott’s.

By geography, U.S. and Canada volume declined 1%, and Mexico and the Caribbean volume increased 6%.

Sales volume
For the quarter, sales volumes decreased 1%. Year-to-date, sales volumes decreased 3%.

2013 Segment results	As Reported
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	2	2	(3)	2	1
Packaged Beverages	(2)	(1)	8	(4)	(1)	2
Latin America Beverages	6	14	21	3	12	22
Total	(1)	1	5	(3)	1	3

2013 Segment results	Currency Neutral
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	2	2	(3)	2	2
Packaged Beverages	(2)	—	8	(4)	(1)	3
Latin America Beverages	6	12	13	3	8	2
Total	(1)	1	5	(3)	—	2

Beverage Concentrates
Net sales for the quarter increased 2% as concentrate price increases taken earlier in the year and favorable mix were partially offset by a 2% volume decline. SOP increased 2% as net sales growth was partially offset by increased marketing investments of $3 million.

Packaged Beverages
Net sales for the quarter were flat as a 2% decline in sales volumes was offset by favorable mix and pricing. SOP increased 8% on a year-over-year LIFO inventory benefit of $14 million, lower people costs primarily driven by favorable costs associated with our insurance programs, a favorable adjustment to a previously disclosed legal provision and ongoing productivity improvements. These were partially offset by the net sales decline and commodity cost increases, principally sweeteners.

Latin America Beverages
Net sales for the quarter increased 12% reflecting favorable product mix and a 6% increase in sales volumes. SOP increased 13% as net sales growth and ongoing productivity improvements were partially offset by increases in people costs, other manufacturing expenses, higher marketing investments and commodity cost increases.
Corporate and other items
For the quarter, corporate costs totaled $75 million, including a $1 million unrealized commodity mark-to-market gain, a $7 million restructuring charge as well as higher benefit costs. Corporate costs in the prior year period were $47 million, including $18 million of unrealized commodity mark-to-market gains.

Net interest expense decreased $2 million for the quarter compared to the prior year.

For the quarter, the reported effective tax rate was 231.8%, as the completion of an IRS audit increased our effective tax rate by 195.5%. The effective tax rate in the prior year period was 36.3%.
Cash flow
Year-to-date, the company generated $616 million of cash from operating activities. Capital spending totaled $111 million compared to $161 million in the prior year period. The company returned $468 million to shareholders in the form of stock repurchases ($243 million) and dividends ($225 million).

2013 full year guidance
The company now expects full year reported net sales to be about flat and Core EPS to be in the $3.04 to $3.12 range.

Brand investments associated with the launch of our TEN platform are expected to exceed $30 million.

The company continues to expect packaging and ingredient costs to increase COGS by about 1.5% on a constant volume/mix basis. The company also continues to expect to record a full year LIFO inventory benefit of approximately $30 million.

The company now expects its core tax rate to be 35.5%.

The company expects capital spending to be approximately 3% of net sales.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core tax rate is defined as the effective tax rate on core earnings.

Core Earnings is defined as earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core EPS represents Core Earnings per share.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results for 2013. The conference call and slide presentation will be accessible live through DPS's website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$1,543	$1,528	$4,534	$4,511
Cost of sales	650	626	1,916	1,895
Gross profit	893	902	2,618	2,616
Selling, general and administrative expenses	563	561	1,745	1,713
Depreciation and amortization	28	29	86	95
Other operating expense, net	2	4	5	8
Income from operations	300	308	782	800
Interest expense	29	31	94	94
Interest income	—	—	(1)	(1)
Other expense (income), net	428	(4)	384	(8)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	(157)	281	305	715
(Benefit) provision for income taxes	(364)	102	(162)	256
Income before equity in earnings of unconsolidated subsidiaries	207	179	467	459
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	1	—
Net income	$207	$179	$468	$459
Earnings per common share:
Basic	$1.02	$0.85	$2.29	$2.17
Diluted	1.01	0.84	2.28	2.15
Weighted average common shares outstanding:
Basic	203.3	210.4	204.0	211.6
Diluted	204.7	212.0	205.5	213.3
Cash dividends declared per common share	$0.38	$0.34	$1.14	$1.02

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2013 and December 31, 2012
(Unaudited, in millions, except share and per share data)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$119	$366
Accounts receivable:
Trade, net	531	552
Other	55	50
Inventories	196	197
Deferred tax assets	60	66
Prepaid expenses and other current assets	98	104
Total current assets	1,059	1,335
Property, plant and equipment, net	1,155	1,202
Investments in unconsolidated subsidiaries	14	14
Goodwill	2,988	2,983
Other intangible assets, net	2,696	2,684
Other non-current assets	129	580
Non-current deferred tax assets	88	130
Total assets	$8,129	$8,928
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$271	$283
Deferred revenue	65	65
Short-term borrowings and current portion of long-term obligations	1	250
Income taxes payable	21	45
Other current liabilities	598	589
Total current liabilities	956	1,232
Long-term obligations	2,521	2,554
Non-current deferred tax liabilities	743	630
Non-current deferred revenue	1,336	1,386
Other non-current liabilities	265	846
Total liabilities	5,821	6,648
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 201,303,899 and 205,292,657 shares issued and outstanding for 2013 and 2012, respectively	2	2
Additional paid-in capital	1,116	1,308
Prepaid forward repurchase of common stock	(20)	—
Retained earnings	1,313	1,080
Accumulated other comprehensive loss	(103)	(110)
Total stockholders' equity	2,308	2,280
Total liabilities and stockholders' equity	$8,129	$8,928

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2013 and 2012
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2013	2012
Operating activities:
Net income	$468	$459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	146	154
Amortization expense	28	28
Amortization of deferred revenue	(49)	(49)
Employee stock-based compensation expense	28	26
Deferred income taxes	147	58
Other, net	16	(21)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	21	42
Other accounts receivable	(6)	(1)
Inventories	1	7
Other current and non-current assets	436	(20)
Other current and non-current liabilities	(601)	32
Trade accounts payable	(1)	33
Income taxes payable	(18)	(466)
Net cash provided by operating activities	616	282
Investing activities:
Acquisition of business	(10)	—
Purchase of property, plant and equipment	(111)	(161)
Purchase of intangible assets	(5)	(7)
Proceeds from disposals of property, plant and equipment	1	6
Other, net	(3)	—
Net cash used in investing activities	(128)	(162)
Financing activities:
Repayment of senior unsecured notes	(250)	—
Repurchase of shares of common stock	(243)	(262)
Cash paid for shares not yet received	(20)	—
Dividends paid	(225)	(213)
Tax withholdings related to net share settlements of certain stock awards	(13)	—
Proceeds from stock options exercised	13	21
Excess tax benefit on stock-based compensation	6	16
Deferred financing charges paid	—	(1)
Other, net	—	(3)
Net cash used in financing activities	(732)	(442)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(244)	(322)
Effect of exchange rate changes on cash and cash equivalents	(3)	4
Cash and cash equivalents at beginning of period	366	701
Cash and cash equivalents at end of period	$119	$383

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Segment Results – Net sales
Beverage Concentrates	$309	$303	$908	$888
Packaged Beverages	1,114	1,120	3,280	3,314
Latin America Beverages	120	105	346	309
Net sales	$1,543	$1,528	$4,534	$4,511

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Segment Results – SOP
Beverage Concentrates	$201	$198	$560	$552
Packaged Beverages	159	147	418	408
Latin America Beverages	17	14	45	37
Total SOP	377	359	1,023	997
Unallocated corporate costs	75	47	236	189
Other operating expense, net	2	4	5	8
Income from operations	300	308	782	800
Interest expense, net	29	31	93	93
Other expense (income), net	428	(4)	384	(8)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	$(157)	$281	$305	$715

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. The certain item excluded for the nine months ended September 30, 2013 and 2012, relates to the tax payments resulting from the licensing agreements with PepsiCo and Coca-Cola.
Core Earnings: Core Earnings is defined as Reported Earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the three and nine months ended September 30, 2013 are (i) separation-related charges, primarily the completion of the IRS audit, a separation-related foreign deferred tax charge and the associated impacts under the Tax Indemnity Agreement with Mondelēz, (ii) adjustment to previously disclosed legal provision and (iii) restructuring charges. The certain items excluded for the three and nine months ended September 30, 2012 are (i) a separation-related foreign deferred tax benefit and (ii) a depreciation adjustment associated with the reassessment of a capital lease executed prior to the separation from Cadbury.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended September 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	(1)%	14%	1%
Impact of foreign currency	—%	1%	(2)%	—%
Net sales, as adjusted to currency neutral	2%	—%	12%	1%

	For the Three Months Ended September 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	8%	21%	5%
Impact of foreign currency	—%	—%	(8)%	—%
SOP, as adjusted to currency neutral	2%	8%	13%	5%

	For the Nine Months Ended September 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	(1)%	12%	1%
Impact of foreign currency	—%	—%	(4)%	(1)%
Net sales, as adjusted to currency neutral	2%	(1)%	8%	—%

	For the Nine Months Ended September 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	1%	2%	22%	3%
Impact of foreign currency	1%	1%	(20)%	(1)%
SOP, as adjusted to currency neutral	2%	3%	2%	2%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2013	2012	Change
Net cash provided by operating activities	$616	$282	$334
Purchase of property, plant and equipment	(111)	(161)
Tax payments resulting from the licensing arrangements with PepsiCo and Coca-Cola	—	531
Free Cash Flow	$505	$652	$(147)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2013
	Reported	Mark to Market	Separation Related	Litigation Provision	Workforce Reduction Costs	Total Adjustments	Core
Net sales	$1,543	$—	$—	$—	$—	$—	$1,543
Cost of sales	650	—	—	—	—	—	650
Gross profit	893	—	—	—	—	—	893
Selling, general and administrative expenses	563	1	—	6	(7)	—	563
Depreciation and amortization	28	—	—	—	—	—	28
Other operating expense, net	2	—	—	—	—	—	2
Income from operations	300	(1)	—	(6)	7	—	300
Interest expense	29	—	—		—	—	29
Interest income	—	—	—		—	—	—
Other expense (income), net	428	—	(430)	—	—	(430)	(2)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	(157)	(1)	430	(6)	7	430	273
(Benefit) provision for income taxes	(364)	—	457	(2)	2	457	93
Income before equity in earnings of unconsolidated subsidiaries	207	(1)	(27)	(4)	5	(27)	180
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$207	$(1)	$(27)	$(4)	$5	$(27)	$180
Earnings per common share:
Diluted	$1.01	$—	$(0.13)	$(0.02)	$0.02	$(0.13)	$0.88
Effective tax rate	231.8%						34.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2012
	Reported	Mark to Market	Core
Net sales	$1,528	$—	$1,528
Cost of sales	626	15	641
Gross profit	902	(15)	887
Selling, general and administrative expenses	561	3	564
Depreciation and amortization	29	—	29
Other operating expense, net	4	—	4
Income from operations	308	(18)	290
Interest expense	31	—	31
Interest income	—	—	—
Other expense (income), net	(4)	—	(4)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	281	(18)	263
(Benefit) provision for income taxes	102	(6)	96
Income before equity in earnings of unconsolidated subsidiaries	179	(12)	167
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$179	$(12)	$167
Earnings per common share:
Diluted	$0.84	$(0.05)	$0.79
Effective tax rate	36.3%		36.5%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2013
	Reported	Mark to Market	Separation Related	Litigation Provision	Workforce Reduction Costs	Total Adjustments	Core
Net sales	$4,534	$—	$—	$—	$—	$—	$4,534
Cost of sales	1,916	(11)	—	—	—	(11)	1,905
Gross profit	2,618	11	—	—	—	11	2,629
Selling, general and administrative expenses	1,745	(2)	(4)	6	(7)	(7)	1,738
Depreciation and amortization	86	—	—	—	—	—	86
Other operating expense, net	5	—	—	—	—	—	5
Income from operations	782	13	4	(6)	7	18	800
Interest expense	94	—	—	—	—	—	94
Interest income	(1)	—	—	—	—	—	(1)
Other expense (income), net	384	—	(392)	—	—	(392)	(8)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	305	13	396	(6)	7	410	715
(Benefit) provision for income taxes	(162)	5	411	(2)	2	416	254
Income before equity in earnings of unconsolidated subsidiaries	467	8	(15)	(4)	5	(6)	461
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	—	—	1
Net income	$468	$8	$(15)	$(4)	$5	$(6)	$462
Earnings per common share:
Diluted	$2.28	$0.04	$(0.07)	$(0.02)	$0.02	$(0.03)	$2.25
Effective tax rate	(53.1)%						35.5%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2012
	Reported	Mark to Market	Tax Benefit	Depreciation Adjustment	Total Adjustments	Core
Net sales	$4,511	$—	$—	$—	$—	$4,511
Cost of sales	1,895	15	—	(2)	13	1,908
Gross profit	2,616	(15)	—	2	(13)	2,603
Selling, general and administrative expenses	1,713	3	—	—	3	1,716
Depreciation and amortization	95	—	—	(6)	(6)	89
Other operating expense, net	8	—	—	—	—	8
Income from operations	800	(18)	—	8	(10)	790
Interest expense	94	—	—	—	—	94
Interest income	(1)	—	—	—	—	(1)
Other expense (income), net	(8)	—	—	—	—	(8)
(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	715	(18)	—	8	(10)	705
(Benefit) provision for income taxes	256	(6)	4	3	1	257
Income before equity in earnings of unconsolidated subsidiaries	459	(12)	(4)	5	(11)	448
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—
Net income	$459	$(12)	$(4)	$5	$(11)	$448
Earnings per common share:
Diluted	$2.15	$(0.05)	$(0.02)	$0.02	$(0.05)	$2.10
Effective tax rate	35.8%					36.5%